Exhibit 5

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 15, 2015

Stericycle, Inc.

28161 North Keith Drive

Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-206814 (the “Registration Statement”), filed by Stericycle, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing 770,000 shares (the “Underlying Preferred Shares”) of its 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), to be represented by 7,700,000 depositary shares (the “Securities”), each representing a 1/10th interest in a share of Series A Preferred Stock. The Series A Preferred Stock is convertible into a variable number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Securities will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a Deposit Agreement dated as of September 15, 2015 (the “Deposit Agreement”) among the Company, Wells Fargo Bank, N.A., as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts. The Securities are to be sold by the Company pursuant to an underwriting agreement dated September 9, 2015 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Underwriting Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company and the pricing committee thereof established by such board relating to the Registration Statement and the issuance and sale of the Securities. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and

Stericycle, Inc.

September 15, 2015

have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The issuance of 770,000 of the Underlying Preferred Shares covered by the Registration Statement pursuant to the Underwriting Agreement have been duly authorized by the Company, and such Underlying Preferred Shares will be validly issued, fully paid and non-assessable when certificates representing such Underlying Preferred Shares shall have been duly executed, countersigned and registered and duly delivered as contemplated by the Underwriting Agreement and the Deposit Agreement against payment of the consideration for the 7,700,000 Securities representing such Underlying Preferred Shares pursuant to the Underwriting Agreement.

2. The Depositary Receipts evidencing 7,700,000 of the Securities covered by the Registration Statement to be issued pursuant to the Underwriting Agreement and the Deposit Agreement will entitle the holders thereof to the rights specified therein and in the Deposit Agreement when Depositary Receipts representing such Securities shall have been duly executed, issued and delivered against the deposit by the Company of 770,000 duly authorized and validly issued, fully paid and non-assessable Underlying Preferred Shares as contemplated by the Underwriting Agreement and the Deposit Agreement.

3. The shares of Common Stock issuable upon conversion, redemption or in lieu of cash dividends payable on the Underlying Preferred Shares, in each case when issued and delivered in accordance with the terms of the Underlying Preferred Shares, will be validly issued, fully paid and non-assessable. In rendering the forgoing opinion, we have assumed that at the time any such shares of Common Stock are issued upon conversion or redemption of, or in lieu of dividends payable on, any Underlying Preferred Shares, there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as then in effect and with respect to any such shares of Common Stock issued in lieu of cash dividends payable on the Underlying Preferred Shares, that such dividend will have been duly authorized, declared and paid in accordance with and in compliance with the General Corporation Law of the State of Delaware (the “DGCL”) (including, without limitation, Sections 170 and 173 thereof) and the terms of the Company’s certificate of incorporation and by-laws, in each case as then in effect

This opinion letter is limited to the laws of the State of New York and the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Stericycle, Inc.

September 15, 2015

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP